Exhibit 99.1

FOR IMMEDIATE RELEASE

AGS Acquires Installed Base of Approximately 1,600 Class II Games

Strategic Move Expands AGS’s Class II Footprint and Presents Opportunity for Yield Optimization

LAS VEGAS, December 11, 2017 – AGS (or the “Company”) today announced that it has acquired an installed base of approximately 1,600 Class II gaming machines across the United States that were operated by Rocket Gaming Systems’® ( “Rocket”). This all-cash asset purchase expands AGS’s already extensive Class II footprint and will position the Company for further growth in the Class II market with its industry-leading slot content and platforms — entertaining even more players. The transaction, which closed on December 6th, is immediately accretive to AGS’ earnings and cash flow.

AGS Chief Executive Officer David Lopez said, “We are excited about this transaction, which further solidifies our leadership in the Class II space and expands our Class II footprint by approximately 1,600 units in key markets such as California, Oklahoma, Montana, Washington and Texas. By so significantly growing our Class II footprint, we are also reinforcing our commitment to the Class II business while accelerating our yield-management strategy to partner with casino operators to upgrade their platforms and content over the next several years.”

With the newly acquired assets, the Company’s installed base of recurring revenue gaming machines grows to approximately 23,600 units. The Class II portfolio from Rocket includes wide-area progressive and standalone video and spinning-reel games and platforms, including the player-favorite Gold Series®, a suite of games that feature a $1 million+ progressive prize and is the longest-standing million dollar wide-area progressive on tribal casino floors.

AGS will leverage its extensive customer service network across the U.S. to ensure that Rocket’s customers receive exceptional responsiveness and consistency in service levels.

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About AGS

AGS, LLC. is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly-rated social casino solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more about us at www.playags.com.

Contact

Julia Boguslawski, Chief Marketing Officer, AGS

jboguslawski@PlayAGS.com

All® notices signify marks registered in the United States.